Free Writing Prospectus
Filed Pursuant to Rule 433
Relating to Preliminary Prospectus Supplement Filed April 24, 2007
Registration Statement No. 333-132868

Zions Bancorporation
Free Writing Prospectus Dated April 26, 2007

      The information in this free writing prospectus supplements the information contained in, and should be read together with, the preliminary prospectus supplement of Zions Bancorporation (“Zions”) filed with the Securities Exchange Commission (the “SEC”) on April 24, 2007 (including the base prospectus filed with the SEC on March 31, 2006, as well as the documents incorporated by reference therein).

***FOR IMMEDIATE RELEASE***

FOR: ZIONS BANCORPORATION	Contact: Clark Hinckley
One South Main, Suite 1500	Tel: (801) 524-4787
Salt Lake City, Utah	April 26, 2007
Harris H. Simmons
Chairman/Chief Executive Officer

ZIONS BANCORPORATION TO ISSUE NEW
EMPLOYEE STOCK OPTION APPRECIATION
RIGHTS SECURITIES (ESOARS™)

SALT LAKE CITY, April 26, 2007 — Zions Bancorporation (NASDAQ: ZION) announced today that it will conduct an auction of Employee Stock Option Appreciation Rights Securities (ESOARS™) in conjunction with the granting of new employee stock options. ESOARS were developed by Zions to establish a market-based method for valuing employee stock option grants that complies with Statement of Financial Accounting Standards (FAS) No. 123R.  In January, the SEC Office of the Chief Accountant informed Zions that the instrument is sufficiently designed for FAS 123R purposes.

“This valuation method uses an auction of a tracking security - ESOARS - that we believe will prove to be the best way to obtain the fair market value of employee stock options,” said W. David Hemingway, executive vice president at Zions. “The SEC’s support for the method further validates its use in determining the expense recognized for these options.”

The Zions board of directors is expected to approve a grant of employee stock options on May 4, 2007. Zions plans to offer approximately 98,770 ESOARS in connection with the anticipated grant. The offering is designed to establish an estimate of the value of these options. Zions plans to use this value to determine the compensation expense of the employee stock options.  The auction will be held from 5:00 p.m. EDT, on May 4, 2007 until 3:30 p.m. EDT on May 7, 2007. It will automatically be extended if any bid that would change the allocation of ESOARS is received in the final two minutes of the auction.  There is no limit to the number of two-minute periods by which the auction may be extended.

Additional information about ESOARS can be found at www.esoars.com, by calling 1-800-554-1688 or by sending an e-mail to ESOARS@zionsdirect.com The reference options will vest ratably over three years, have an exercise price equal to the market closing price of our shares of common stock on May 4, 2007 and will expire on May 3, 2014.

Zions Bancorporation is one of the nation’s premier financial services companies, consisting of a collection of great banks in select high growth markets. Zions operates its banking businesses under local management teams and community identities through over 500 offices and approximately 600 ATMs in 10 Western and Southwestern states: Arizona, California, Colorado, Idaho, Nevada, New Mexico, Oregon, Texas, Utah and Washington. The company is a national leader in Small Business Administration lending and public finance advisory services. In addition, Zions is included in the S&P 500 and NASDAQ Financial 100 indices. Investor information and links to subsidiary banks can be accessed at www.zionsbancorporation.com.

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Forward-Looking Statements

In addition to historical information, this free writing prospectus contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding the timing and benefits of the proposed auction. Such statements encompass Zions’ beliefs, expectations, hopes or intentions regarding future events. Words such as “expects,” “intends,” “believes,” “anticipates,” “should,” “likely” and similar expressions identify forward-looking statements. All forward-looking statements included in this communication are made as of the date hereof and are based on information available to Zions as of such date. Zions assumes no obligation to update any forward-looking statement. Risk factors, cautionary statements and other conditions which could cause actual results to differ from management’s current expectations are contained in Zions’ filings with the SEC, including the section of Zions’ preliminary prospectus supplement dated April 24, 2007, entitled “Risk Factors.”

The issuer has filed a registration statement (including a prospectus) with the SEC (File no. 333-132868) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1 (800) 524-8875.
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